Exhibit 7

VOTING AGREEMENT

VOTING AGREEMENT, dated as of February 25, 2016 (this “Agreement”), by and among SES Astra Services Europe SA, a Luxembourg corporation (“Parent”), and the shareholder of RR Media Ltd. (the “Company”) listed on the signature page hereto (the “Shareholder”).

W I T N E S S E T H:

WHEREAS, Parent, NewBusinessCo Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are concurrently herewith entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, at the Effective Time under the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company and a wholly-owned direct subsidiary of Parent (the “Merger”);

WHEREAS, the Shareholder is the record and beneficial owner of the Existing Shares (as defined below); and

WHEREAS, as a condition and material inducement to Parent’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, the Shareholder has agreed to enter into this Agreement, pursuant to which the Shareholder is agreeing, among other things, to vote all of its Covered Shares (as defined below) in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
GENERAL

Section   1.1            Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(a)           “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

(b)           “Covered Shares” means, the Shareholder’s Existing Shares, together with any Company Shares or other voting share capital of the Company issuable upon the conversion, exercise or exchange of securities that are convertible into or exercisable or exchangeable for Company Shares or other voting share capital of the Company, and any other Company Shares or other voting share capital of the Company, in each case that the Shareholder has or acquires Beneficial Ownership of on or after the date hereof.

(c)           “Existing Shares” means the number of Company Shares beneficially owned and owned of record by the Shareholder, as set forth in Schedule A hereto.

(d)           “Expiration Date” means any date upon which the Merger Agreement is terminated (for any reason) in accordance with its terms.

(e)           “Permitted Transfer” means (A) a Transfer of Covered Shares by the Shareholder to an Affiliate of the Shareholder, provided that, (i) such Affiliate shall remain an Affiliate of the Shareholder at all times following such Transfer, (ii) prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of the Shareholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as the Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as the Shareholder shall have made hereunder, (B) the release of the Covered Shares from any pledge, lien or encumbrance existing on the date hereof, and (C) the pledge, lien or encumbrance of any portion of the Covered Shares so long as such pledge, lien or encumbrance would not prohibit, limit or otherwise conflict with the Shareholder’s compliance with its obligations pursuant to this Agreement.

(f)           “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate, convey any legal or beneficial interest in, or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation, conveyance of any direct or indirect legal or beneficial interest in, or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise) the Covered Shares.

ARTICLE II
VOTING

Section   2.1          Agreement to Vote.

(a)         The Shareholder hereby irrevocably and unconditionally agrees that during the period beginning on the date hereof and ending on the earliest of (x) the Closing Date, (y) the Expiration Date, or (z) the termination of this Agreement in accordance with its terms (for any reason), at any meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders of the Company, the Shareholder (solely in its capacity as such) shall, in each case, to the fullest extent that such matters are submitted for the vote or written consent of the shareholders and that the Covered Shares are entitled to vote thereon or consent thereto:

(i)          appear at each such meeting or otherwise cause the Covered Shares as to which the Shareholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(ii)         vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Shareholder controls the right to vote (A) in favor of the approval and adoption of the Merger, the Merger Agreement and any related proposal in furtherance thereof, as reasonably requested by Parent, submitted for the vote or written consent of shareholders of the Company, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone to a later date any meeting of the shareholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the shareholders of the Company if there are not sufficient votes for approval of such matters on the date on which the meeting is held, (B) against any action or agreement submitted for the vote or written consent of shareholders of the Company that is in opposition to the Merger or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, and (C) against any Acquisition Proposal and against any other action, agreement or transaction submitted for the vote or written consent of shareholders of the Company that could impede, interfere with, delay, postpone, discourage, frustrate the purposes of, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Shareholder of its obligations under this Agreement.

(b)           Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast (or consent shall be given) by the Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

(c)           The obligations of the Shareholder specified in Section 2.1(a) shall apply whether or not the Merger or any action described above is recommended by the Company Board (or any committee thereof), for so long as this Agreement is in force.

Section   2.2            No Inconsistent Agreements.  The Shareholder hereby covenants and agrees that, except for this Agreement and except as may be permitted by Section 4.3(b), it (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares with respect to any of the matters described in Section 2.1(a)(ii) (the “Section 2.1(a) Matters”), (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Covered Shares with respect to any of the Section 2.1(a) Matters other than as specified in Section 2.1(a)(ii) and Section 4.5 and (c) has not taken and shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing any of its obligations under this Agreement.  The Shareholder hereby represents that all proxies or powers of attorney given by the Shareholder prior to the execution of this Agreement in respect of the voting of the Shareholder’s Covered Shares with respect to the Section 2.1(a) Matters, if any, are not irrevocable and the Shareholder hereby revokes (and shall cause to be revoked) any and all previous proxies or powers of attorney with respect to the Shareholder’s Covered Shares with respect to the Section 2.1(a) Matters.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section   3.1          Representations and Warranties of the Shareholder.  The Shareholder, as to itself only, hereby represents and warrants to Parent as follows:

(a)           Authorization.  The Shareholder has the legal capacity, full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Shareholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Shareholder and no other actions or proceedings on the part of the Shareholder or any manager or partner thereof are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)           Ownership.  The Shareholder’s Existing Shares are, and all of the Covered Shares owned by the Shareholder from the date hereof through and on the Closing Date will be, Beneficially Owned and owned of record by the Shareholder.  The Shareholder has good and marketable title to the Shareholder’s Existing Shares, free and clear of any Liens (except for such Liens arising under securities laws or for such Liens as would not (i) prohibit, limit or otherwise conflict with the Shareholder’s compliance with its obligations pursuant to this Agreement, or (ii) prevent Parent from owning, at the Effective Time, the Covered Shares free and clear of any Liens).  As of the date hereof, the Shareholder’s Existing Shares constitute all of the Company Shares Beneficially Owned or owned of record by the Shareholder.  Except for the rights granted to Parent hereby, the Shareholder has and will have at all times through the Closing Date sole voting power to control the vote and consent as contemplated herein, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Shareholder’s Existing Shares and with respect to all of the Covered Shares owned by the Shareholder at all times through the Closing Date.

(c)           No Violation.  The execution, delivery and performance of this Agreement by the Shareholder does not and will not (whether with or without notice or lapse of time, or both) (i) violate any provision of the certificate of formation or other comparable governing documents, as applicable, of the Shareholder, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Contract to which the Shareholder is a party or by which it is bound or (iii) violate any Law applicable to the Shareholder or by which any of the Shareholder’s assets or properties is bound, except for any of the foregoing as would not, either individually or in the aggregate, impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d)           Consents and Approvals.  The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than the filings of any reports with the SEC and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or delay the performance by the Shareholder of any of its obligations hereunder.

(e)           Absence of Litigation.  As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)           Finder’s Fees.  Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or at the direction of the Shareholder that could result in liability to Parent, Merger Sub, the Company or any of their Affiliates.

(g)           Reliance by Parent and Merger Sub.  The Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.  The Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

Section   3.2          Representations and Warranties of Parent.  Parent hereby represents and warrants to the Shareholder as follows:

(a)           Authorization.  Parent has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Parent of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)           No Beneficial Ownership.  Parent hereby represents and warrants to the Shareholder that nothing contained in this Agreement has caused or shall cause Parent to acquire Beneficial Ownership of the Covered Shares.

ARTICLE IV
OTHER COVENANTS

Section   4.1          Prohibition on Transfers, Other Actions.  During the term of this Agreement, the Shareholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein (including by tendering into a tender or exchange offer), unless such Transfer is a Permitted Transfer, (ii) enter into any agreement, arrangement or understanding with any Person (other than Parent or Merger Sub), or take any other action, that violates or conflicts with the Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any action that would reasonably be expected to restrict or otherwise affect the Shareholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement.  Any Transfer in violation of this provision shall be void ab initio.

Section   4.2          Share Dividends, etc.  In the event of a share split, share dividend or distribution, or any change in the Company Shares by reason of any split-up, reverse share split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section   4.3            No Solicitation.

(a)           Except as set forth in this Section 4.3, upon execution of this Agreement the Shareholder hereby agrees that it shall, and shall direct its Representatives, immediately to cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal.  During the term of this Agreement and except as permitted by Section 4.3(b), the Shareholder agrees that it shall not, and it shall not permit or authorize any of its Representatives, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent, Merger Sub or any of their Affiliates or designees) any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or relating to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or that requires the Company to abandon or terminate the Merger Agreement, (iv) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any Company Shares in connection with any vote or other action on any of the Section 2.1(a) Matters, other than to recommend that the shareholders of the Company vote in favor of the adoption of the Merger Agreement and as otherwise expressly provided in this Agreement or otherwise to vote or consent with respect to Covered Shares in a manner that would not violate Section 2.1, or (v) agree to do any of the foregoing.

(b)           Notwithstanding anything to the contrary in this Agreement, solely to the extent the Company is permitted to take the actions set forth in Section 5.2(a) of the Merger Agreement with respect to an Acquisition Proposal, the Shareholder and its Representatives will be free to participate in any discussions or negotiations regarding such Acquisition Proposal with the Person making such Acquisition Proposal, provided that (i) the Shareholder has not breached this Section 4.3 and (ii) such action by the Shareholder and its Representatives would be permitted to be taken by the Company pursuant to Section 5.2(a) of the Merger Agreement.

(c)           For the avoidance of doubt, nothing in this Section 4.3 shall affect in any way the obligations of any Person (including the Company) under Section 5.2 of the Merger Agreement.

Section   4.4            Notice of Acquisitions; Proposals Regarding Prohibited Transactions.  The Shareholder hereby agrees to notify Parent in writing (a) as promptly as practicable (and in any event within two Business Days following such acquisition by the Shareholder) of the number of any additional Company Shares or other securities of the Company of which the Shareholder acquires Beneficial Ownership on or after the date hereof and (b) within 24 hours after receipt of any Acquisition Proposal, and shall disclose the material terms of such Acquisition Proposal.

Section   4.5            Irrevocable Proxy.  The Shareholder hereby agrees that concurrently with the execution and delivery of this Agreement and the Merger Agreement and subject to Section 2.1(c), the Shareholder shall execute and deliver to Parent a proxy, irrevocable to the fullest extent permitted by applicable law (prior to the termination of this Agreement in accordance with its terms), in the form attached hereto as Exhibit A solely to vote its, his or her Covered Shares in accordance with Section 2.1 of this Agreement, which proxy shall automatically (with no need for further action) expire upon the expiration or termination of this Agreement in accordance with its terms for any reason (the “Proxy”).  The Proxy and the appointment therein shall only enter into effect in the event that by the time that is 48 hours prior to the time of the applicable shareholder meeting, the Shareholder shall not have submitted to the Company a duly signed form of proxy setting forth its vote in accordance with this Agreement.

Section   4.6          Non-Compete; Employee Non-Solicit and No Hire.

(a)         In consideration of, among other things, the Merger Consideration set forth in the Merger Agreement, from and after the date hereof until the date that is 30 months following the Closing Date, the Shareholder shall not, and shall cause its Affiliates not, directly or indirectly, in any capacity through any Person (other than the Company) or contractual arrangement, to engage in, manage, control or have any direct or indirect ownership in, any business anywhere in Israel, the United States or any other jurisdiction in which the Company currently operates, that engages in any business that competes with the business of the Company as conducted or contemplated to be conducted on the date hereof; provided, however, that this Section 4.6(a) (i) shall not prevent the Shareholder or its Affiliates from holding or making investments, directly or indirectly, not in excess of 5% of the outstanding securities of any publicly-traded entity and (ii) shall not prevent, or apply to, any business or activity of any portfolio company of the Shareholder and/or its Affiliates.

(b)         The Shareholder hereby agrees that from and after the date hereof until the date that is 30 months following the Closing Date, it and its Affiliates (but excluding any portfolio company of the Shareholder and/or its Affiliates) shall not employ or solicit for employment (including as an independent contractor), or otherwise encourage to terminate his or her relationship with the Company or its subsidiaries, any officer or employee of the Company or any of its currently owned subsidiaries, either on its own behalf or on behalf of any other person (including on behalf of any portfolio company); provided, however, that the foregoing provision will not prevent the Shareholder from (i) the placing of general advertisements, (ii) participation at job fairs and recruiting workshops, (iii) the use of general recruiting firms’ services, in each case of clauses (i)-(iii), which are not targeted at any officer or employee of the Company or any of its subsidiaries, or (iv) soliciting or hiring any officer or employee that ceases to be employed by the Company or its subsidiaries, at any time following a 6 month period following the termination of such officer or employee.

Section   4.7          Public Statements.  The Shareholder agrees not to issue any public release or make any public announcement concerning the Merger Agreement or the transactions contemplated by the Merger Agreement without the prior written consent of the Company and Parent, except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Authority to which the Shareholder is subject, in which case the Shareholder required to make the release or announcement shall use commercially reasonable efforts to allow the Company and Parent reasonable time to comment on such release or announcement in advance of such issuance.

Section   4.8          Confidentiality.  The Shareholder acknowledges and agrees that until the Closing Date (if any), the terms and conditions of the Non-Disclosure Agreement, dated as of July 7, 2015, between Parent and the Shareholder (the “NDA”), shall continue in full force and effect in accordance with its terms and shall apply to any information obtained by the Shareholder in connection with the Merger Agreement or this Agreement or the transactions contemplated hereby or thereby.  Subject to and upon the Closing Date, if any, the NDA shall automatically terminate and be of no force and effect.

Section   4.9          Disclosure.  Subject to reasonable prior notice and approval (not to be unreasonably withheld, conditioned or delayed) of the Shareholder, the Shareholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC or the ISA and in the Proxy Statement the Shareholder’s identity and ownership of the Shareholder’s Covered Shares and the nature of the Shareholder’s obligations under this Agreement.  Parent hereby authorizes the Shareholder to publish and disclose in any announcement or disclosure to the extent required by the SEC or the ISA Parent’s identity and the nature of the Shareholder’s obligations under this Agreement.

ARTICLE V
MISCELLANEOUS

Section  5.1           Termination.  This Agreement shall remain in effect until the earliest to occur of (i) the Expiration Date, (ii) the Closing Date and (iii) the delivery of written notice by Parent to the Shareholder of termination of this Agreement, and upon the occurrence of the earliest of such events this Agreement shall terminate and be of no further force; provided, however, that the provisions of this Section 5 shall survive any termination of this Agreement.  If, at any time after the date hereof, the Merger Agreement is amended, without the prior written consent of the Shareholder, in a manner that affects the economics or material terms of the Merger Agreement in a manner that is materially adverse to the Company or its shareholders (including, without limitation, with respect to the reduction of the Merger Consideration), then the obligations of the Shareholder hereunder shall be null and void.  Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for willful and material breach of this Agreement.  For the avoidance of doubt, in the event the Merger Agreement is terminated prior to the Effective Time, this Agreement and any consent executed pursuant hereto shall be deemed null and void and shall have no further effect.

Section  5.2           Stop Transfer Order.  In furtherance of this Agreement, the Shareholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Covered Shares held of record by the Shareholder.  The Company agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the Shares.  The Company agrees that, (i) if this Agreement is terminated in accordance with Section 5.1, then, promptly following the termination of this Agreement, or (ii) immediately following the Closing (and in any event within such time as would not delay receipt by the Shareholder of the Merger Consideration), the Company will cause any stop transfer instructions imposed pursuant to this Section 5.2 to be lifted.

Section  5.3           No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares, except as otherwise provided herein.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

Section  5.4           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)           if to Parent to:

SES Astra Services Europe SA
c/o SES S.A.
Château de Betzdorf
L-6815 Betzdorf
Grand Duchy of Luxembourg
Attention:  General Counsel
E-mail:  John.Purvis@ses.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention:    David Wilf
E-mail:          dwilf@gibsondunn.com

and

Herzog, Fox & Neeman
4 Weizmann Street
Tel Aviv 6423904, Israel
Attention:  Hanan Haviv, Aviram Hazak
E-mail:  havivh@hfn.co.il; hazaka@hfn.co.il

(b)           if to the Shareholder, to the address set forth on the signature page:

with a copy (which shall not constitute notice) to:

Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Silver Rd.
Ramat Gan 52506, Israel
Attention:  Dan Shamgar, Advocate; Talya Gerstler, Advocate
Telephone No:  +972-3-6103100
E-mail:  dshamgar@meitar.com; gtalya@meitar.com

Section   5.5          Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Section   5.6          Counterparts; Facsimile or .pdf Signatures.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section   5.7          Entire Agreement.  This Agreement and, to the extent referenced herein, the Merger Agreement and the Proxy, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section   5.8          Governing Law; Submission to Jurisdiction.

(a)         This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach hereof (whether in contract, in tort or otherwise) shall be governed by and construed and enforced in accordance with the Laws of the State of Israel, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Israel or otherwise) that would cause the application of the Laws of any other jurisdiction.

(b)         Each of the parties hereto (i) agrees that any actions or proceedings arising in connection with any dispute, controversy or claim arising under, relating to or in connection with this Agreement (including any dispute or controversy regarding the existence, validity, enforceability or breach of this Agreement), whether in contract, in tort or otherwise, shall be brought, tried and determined only in any court of competent jurisdiction located in Tel Aviv-Jaffa, Israel; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets to the jurisdiction of any court located in Tel Aviv-Jaffa, Israel in the event of any such action or proceeding; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts.  Each of the parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section   5.9          Specific Performance.  The Shareholder hereby acknowledges and agrees that Parent may suffer irreparable damage in the event that any of the obligations of the Shareholder in this Agreement were not performed in accordance with its specific terms or if the Agreement was otherwise breached by the Shareholder and that money damages, even if available, would not be an adequate remedy therefor.  Accordingly, the Shareholder agrees that Parent shall be entitled to specific performance, an injunction, restraining order and/or such other equitable relief, in addition to any other rights and remedies existing in its favor at law or in equity, as a court of competent jurisdiction may deem necessary or appropriate to enforce its rights and the Shareholder’s obligations hereunder (without posting of bond or other security).  These injunctive remedies are cumulative and in addition to any other rights and remedies Parent may have at law or in equity.

Section   5.10        Amendment; Waiver.  This Agreement may be amended, modified or supplemented by a writing executed by each of the parties hereto.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section   5.11        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section   5.12        Assignment; Successors; No Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section   5.13        Shareholder Capacity.  The restrictions and covenants of the Shareholder hereunder shall not be binding, and shall have no effect, in any way with respect to any director or officer of the Company or any of its Subsidiaries in such Person’s capacity as such a director or officer, nor shall any action taken by any such director or officer in his or her capacity as such be deemed a breach by the Shareholder of this Agreement.  Nothing herein will be construed to prohibit, limit or restrict any Representative of the Shareholder from exercising his fiduciary duties as an officer or director to the Company or its shareholders.

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IN WITNESS WHEREOF, the parties have caused to be executed or executed this Agreement as of the date first written above.

SES Astra Services Europe SA By: /S/Christophe de Hauwer Name: Christophe de Hauwer Title: Director By: /S/Ferdinand Kayser Name: Ferdinand Kayser Title: Director

Signature Page to Voting Agreement

SHAREHOLDER: Del-Ta Engineering Equipment Ltd. By: /S/Roni Oren Name: Roni Oren Title: Director

Signature Page to Voting Agreement

EXHIBIT A
PROXY

The undersigned hereby appoints Christophe de Hauwer , a Director of SES Astra Services Europe SA (“Parent”) as my proxies and attorneys-in-fact, for and in the name, place and stead of the undersigned, to Vote (as defined below) all Covered Shares (as defined below) of RR Media Ltd., a company organized under the laws of the State of Israel (the “Company”) as follows:

(a)           FOR (i) the approval and adoption of the Agreement and Plan of Merger, dated as of February 25, 2016, by and among the Company, Newbusinessco Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of Parent (“Merger Sub”), and Parent (the “Merger Agreement”), pursuant to which, among other things, at the Effective Time under the Merger Agreement, Merger Sub will merge with an into the Company, with the Company continuing as the Surviving Company and a wholly owned subsidiary of Parent (the “Merger”), and (ii) the approval and adoption of the Merger and all related proposals in furtherance thereof, including in favor of any proposal to adjourn or postpone to a later date any meeting of the shareholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the shareholders of the Company if there are not sufficient votes for approval of such matters on the date on which the meeting is held;

(b)           AGAINST any action or agreement submitted for the vote or written consent of shareholders that is in opposition to the Merger or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or any obligation or agreement of the undersigned contained in the Voting Agreement (as defined below); and

(c)           AGAINST any Acquisition Proposal and against any other action, agreement or transaction submitted for the vote or written consent of shareholders of the Company that could impede, interfere with, delay, postpone, discourage, frustrate the purposes of, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the Voting Agreement or the performance by the Company of its obligations under the Merger Agreement or by the undersigned of its obligations under the Voting Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as set forth in (a), (b) and (c) above. For the avoidance of doubt, the attorneys and proxies named above are not exercising their own discretion and are merely following the voting discretion already exercised by the undersigned reflected in the Voting Agreement.  The undersigned may Vote the Shares on all other matters.

“Covered Shares” means: (i) all ordinary shares, par value one Israeli Agora (NIS 0.01) per share, of the Company (the “Company Shares”), Beneficially Owned and owned of record by the undersigned as of the date hereof; and (ii) all additional Company Shares or other voting share capital of the Company issuable upon the conversion, exercise or exchange of securities that are convertible into or exchangeable for Company Shares or other voting share capital of the Company, in each case that the undersigned has or acquires Beneficial Ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of on or after the date hereof.

“Vote” means voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking other action in favor of or against any action. This Proxy applies to any Vote (i) at any meeting of the shareholders of the Company, and any adjournment or postponement thereof, at which the matters described in (a), (b) and (c) above are considered, including the Special Meeting of Shareholders of the Company to be held as soon as practicable after the date hereof or (ii) in connection with any written consent of shareholders of the Company.

This Proxy is coupled with an interest, revokes all prior proxies granted by the undersigned with respect to the matters contemplated by the Voting Agreement, and upon becoming effective in accordance with the terms of the Voting Agreement, dated as of February 25, 2016, by and among Parent, the Company and the undersigned (the “Voting Agreement”), shall be irrevocable and may not be revoked (to the fullest extent permitted by Israeli law) until such time as the Voting Agreement terminates or expires in accordance with its terms for any reason, at which time this Proxy shall automatically expire without the requirement to take any further action. All authority herein conferred shall survive (until such time of termination in accordance with the preceding sentence) the death, incapacity of or the appointment of any liquidator, receiver, trustee, special manager or any other court appointed officer to the undersigned and shall be binding upon the heirs, estate, administrators, receivers, liquidators, trustees, special managers, personal representatives, successors and assigns of the undersigned.

Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms pursuant to the Voting Agreement.

Signature: By: /S/Roni Oren Name: Roni Oren Title: Director

Name of Shareholder: DEL-TA ENGINEERING EQUIPMENT LTD.

Name of Signatory of Shareholder: Roni Oren

Print Name of Shareholder or Signatory of Shareholder: Roni Oren

Address:
4th Ha’alon St. Kfar Netter, IsraeL, 40900

Dated:
February 25, 2016

SCHEDULE A

Existing Shares

5,098,792 ordinary shares, 0.01 NIS par value each, represented by share certificates no. 37 - 40, share certificates no. 66 - 75 and share certificates no. 77 – 78.

Out of the foregoing shares represented by share certificates no. 37 - 40 and share certificates no. 78, 2,847,564 ordinary shares, 0.01 NIS par value each, are pledged to the bondholders (Series D) of Rapac Communication & Infrastructure LTD.

Out of the foregoing shares represented by share certificates no. 67 – 75, 1,800,000 ordinary shares, 0.01 NIS par value each, are pledged to Union Bank of Israel LTD.